EXHIBIT 8.1
[Orrick, Herrington & Sutcliffe LLP Letterhead]
August 16, 2007
Caterpillar Financial Funding Corporation
4040 South Eastern Avenue, Suite 344
Las Vegas, Nevada 89119
Ladies and Gentlemen:
     We have advised Caterpillar Financial Funding Corporation (the “Registrant”) with respect to certain federal income tax aspects of the issuance of Asset Backed Notes (the “Notes”), each issuable in series (each, a “Series”).
     We have examined such instruments, documents and records as we deemed relevant and necessary as a basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; (d) the legal capacity of all natural persons; and (e) the authenticity of oral or written statements and representations of public officials, officers and other representatives of the Registrant and others.
     Based on such examinations, we are of the opinion that such advice conforms to the descriptions of selected federal income tax consequences to holders of the Notes that appear under the headings “Federal Income Tax Consequences” in the prospectus (the “Prospectus”) and the form of prospectus supplement (the “Prospectus Supplement”) forming a part of the Registration Statement on Form S-3 as filed by the Registrant with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on the date hereof (the “Registration Statement”). Such descriptions do not purport to discuss all possible income tax ramifications of the proposed issuance, but with respect to those tax consequences which are discussed, in our opinion the descriptions are accurate in all material respects. To the extent that such descriptions explicitly state our opinion, we hereby confirm and adopt such opinion herein. As more fully described in the immediately succeeding paragraph, there can be no assurance, however, that contrary positions will not be taken by the Internal Revenue Service or that the law will not change.
     This opinion letter is based on the facts and circumstances set forth in the Prospectus and in the other documents reviewed by us. Our opinion as to the matters set forth herein could

Caterpillar Financial Funding Corporation
August 16, 2007

change with respect to a particular Series of Notes as a result of changes in facts and circumstances, changes in the terms of the documents reviewed by us, or changes in the law subsequent to the date hereof. As the Registration Statement contemplates Series of Notes with numerous different characteristics, the particular characteristics of each Series of Notes must be considered in determining the applicability of this opinion to a particular Series of Notes.
     In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the federal income tax laws of the United States of America.
     We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Registration Statement and the Prospectus contained therein. In giving such consent, we do not consider that we are “experts”, within the meaning of the term as used in the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion letter as an exhibit or otherwise.

Very truly yours,
/s/ ORRICK, HERRINGTON & SUTCLIFFE LLP